Exhibit 10.1

September 1, 2010

Russell Skibsted
15 Tranquility Place
Ladera Ranch, CA 92694

Dear Russ:

This letter confirms our previous conversations regarding the employment opportunity available to you with Aeolus Pharmaceuticals, Inc. (the “Company”) and sets forth the terms and conditions of that employment.

The Company hereby offers you full-time employment as Senior Vice President, Chief Financial Officer and Secretary commencing upon the announcement of a contract for development of AEOL 10150 as a medical countermeasure with the Biomedical Advanced Research and Development Authority (BARDA) (currently expected on or about October 16, 2010), with a monthly salary of $20,833.33, (which would be equivalent to $250,000 on an annualized basis).  During the period of your employment, you shall (a) report to John McManus, President & Chief Executive Officer (b) devote your entire working time for or at the direction of the Company or its affiliates, (c) use your best efforts to complete all assignments, and (d) adhere to the Company’s procedures and policies in place from time-to-time.  During your employment with the Company, you may not engage in any other activities that inhibit or prohibit the performance of your duties to the Company or inhibit or conflict in any way with the business of the Company.

During your employment with the Company you will be entitled to participate in all of our then current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs.  Currently, the Company offers health insurance, dental insurance, disability insurance and life insurance ($500,000 term policy).  The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion.

After commencement of employment, and subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 360,000 shares of the Company’s Common Stock (the “Option”), which will vest in equal amounts over 12 months.  The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted.  The Option will be subject to the terms and conditions applicable to options granted under the Company’s Aeolus Employee Stock Option Plan, as amended (the “Plan”), as described in the Plan and the applicable Stock Option Agreement.

By executing this letter below, you agree that during the course of your employment and thereafter that you shall not use or disclose, in whole or in part, any of the Company’s or its customers’ or affiliates’ trade secrets, confidential and proprietary information, including without limitation, license agreements, government contracts, patents, customer lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the President and Chief Executive Officer of Aeolus.  You also will be required to execute the annexed employee non-disclosure and invention assignment agreement (the “Covenants Agreement”), the terms of which are in addition to the terms of this offer letter.  By executing this letter below, you also represent and warrant to the Company that you are not a party to, or otherwise bound by, any confidentiality or similar agreement that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.

This offer of employment with the Company is contingent upon proof of your authorization to work in the United States.  If, based upon a unique circumstance, you commence work before the Company has completed its inquiry, you will be deemed a conditional employee.

Although we hope that your employment with us is mutually satisfactory, employment at the Company is “at will.”  This means that, just as you may resign from the Company at any time for any reason or no reason, the Company has the right to terminate this employment relationship at any time with or without cause or notice.  Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by both you and the President and Chief Executive Officer of Aeolus, and such agreement is expressly acknowledged as an employment contract.

Russ, I hope that you elect to accept this offer of employment.  Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at the Company has made any other representation to you.  The Company welcomes you as an employee and looks forward to a successful relationship in which you will find your work both challenging and rewarding.  This offer must be accepted on or before September 15, 2010, and will be deemed to have been withdrawn if your executed acceptance of this offer, together with the signed Covenants Agreement, is not received by the undersigned on or before the above referenced date.

Sincerely,

/s/ John L. McManus
John L. McManus
President & Chief Executive Officer
Agreed to and accepted by:

/s/ Russell Skibsted
Russell Skibsted